Exhibit 99.1

Core-Mark Sales up more than Six Percent for the Second Quarter of 2006 & up more than Seven Percent for the First Six Months of 2006

South San Francisco, California – August 14, 2006 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), announced its financial results for the second quarter ended June 30, 2006 today. Net sales for the second quarter of 2006 were $1.35 billion compared to $1.27 billion for the second quarter of 2005, a 6% increase. Excise taxes which are included in net sales, were $337 million for the second quarter 2006 and $301 million for the second quarter of 2005.

Three months ended June 30, 2006 Financial Results – A Summary

Net income was $6.9 million or $0.63 per fully diluted share for the second quarter of 2006. This compares with second quarter 2005 net income of $5.0 million or $0.48 per fully diluted share.

Net sales for the second quarter of 2006 were $1.35 billion, compared to $1.27 billion for the same period in 2005. Income from operations for the three months ended June 30, 2006 was $12.5 million compared to $12.4 million for the quarter ended June 30, 2005. The results for the three months ended June 30, 2006 included income of $2.0 million due to a reduction in workers compensation expenses resulting from a favorable settlement, a $0.5 million reversal of a vendor payable determined not due, and a LIFO expense of $1.5 million. The results for the three months ended June 30, 2005 included income of $1.4 million related to an unanticipated bad debt recovery, $2.6 million in cigarette holding profits and a LIFO expense of $1.6 million.

Interest expense for the second quarter of 2006 was $0.6 million compared to $3.0 million for the second quarter of 2005, a decrease due primarily to lower interest rates under the Company’s new debt facility and a reduction in average borrowings during the period. As of June 30, 2006, the Company had $126.8 million in long-term debt and $40.8 million in letters of credit outstanding. The Company’s long-term debt was $37.0 million and $55.0 million in letters of credit were outstanding as of March 31, 2006. The increase in debt relative to the first quarter was primarily due to the acquisition of certain assets of Klein Candy Co. L.P. in June and inventory build up necessary to prepare for the Holiday week-end in the first week of July.

Six months ended June 30, 2006 Financial Results – A Summary

Net income was $8.6 million or $0.79 per fully diluted share for the first six months of 2006. This compares with the first six months of 2005 net income of $5.0 million or $0.50 per fully diluted share.

Net sales for the first six months of 2006 were $2.52 billion, compared to $2.35 billion for the same period in 2005. Income from operations for the first six months ended June 30, 2006 was $16.4 million compared to $16.3 million for the six months ended June 30, 2005. The results for the six months ended June 30, 2006 included income of $2.0 million due to a reduction in workers compensation expenses resulting from a favorable settlement, $1.6 million reversal of a vendor payable determined not due and previously written off customer receivables, and a LIFO expense of $2.9 million. The results for the six months ended June 30, 2005 included income of $1.4 million related to an unanticipated bad debt recovery, $1.0 million related to an unanticipated insurance recovery, $5.1 million in cigarette holding profits and a LIFO expense of $3.2 million.

Interest expense for the first six months of 2006 was $1.3 million compared to $6.2 million for the first six months of 2005, a decrease due primarily to lower interest rates under the Company’s new debt facility and a reduction in average borrowings during the period.

Guidance

Core-Mark revised its expectations upward and currently expects net sales of approximately $5.25 billion in 2006, including sales from its new Pennsylvania division, which constitutes the assets acquired from Klein Candy. These forecasts assume no new national account wins or losses, no additional excise tax increases nor increases in net sales as a result of additional acquisitions. In addition, these forecasts do not reflect any impact of the May announcement by Imperial Tobacco of their move to a direct store delivery program that is expected to take effect in the coming months.

The capital expenditure plan, reaffirmed, is expected to total approximately $16 million for 2006, which assumes no additional acquisitions. The increase in planned capital expenditures from 2005 is based primarily on a plan to replace one of the older distribution centers and planned investment in new refrigerated equipment.

Investors Conference Call

Interested investors are invited to join Core-Mark’s investor conference call Wednesday August 16, 2006 at 9 a.m. Pacific (noon Eastern) to discuss these results.

To participate in the call please dial 1-866-877-3102 from the US and Canada and follow the operator’s instructions. Callers outside the US and Canada should dial 706-679-6987. The conference call code is 4232870. To access the live webcast, log onto Core-Mark’s web site at www.core-mark.com and then select the investor relations section. Participants should log on at least 5 minutes before the call begins.

The call will be available for replay for two weeks after the completion of the event. The replay will be available starting August 16, 2006 at 12:00 noon Pacific by dialing 1-800-642-1687 or investors can replay the webcast by visiting www.core-mark.com under the investor relations section.

# # #

About Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 21,000 retail locations in 45 states and five Canadian provinces through 25 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Core-Mark Safe Harbor

This press release contains information constituting “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan”, “continue”, or other similar words. These forward-looking statements are based on the current plans, estimates and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; adverse effect of legislation and other matters affecting the cigarette industry; increased competition in the distribution industry; our inability to retain and attract customers; the negative affects of product liability claims; failure of our suppliers to provide products; increases in fuel prices; the loss of key personnel or our inability to attract and retain new qualified personnel; currency exchange rate fluctuations; the negative effects of our reorganization on our customer, supplier and employee relationships; and our ability to successfully integrate the acquisition of Klein’s business and to realize anticipated benefits. See the “Risk Factors” section included in our Form 10-K, the “Factors That May Affect Future Results” section in our most recent Form 10-Q and all of the other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business.

These forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Milton Draper, Director of Investor Relations at 650-589-9445X3027 or mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$24.1	$30.0
Restricted cash	15.0	10.8
Accounts receivable, net of allowance for doubtful accounts of $6.1 and $6.5, respectively	174.3	128.6
Other receivables, net	31.9	27.2
Inventories, net	210.5	199.7
Deposits and prepayments	29.0	18.6

Total current assets	484.8	414.9
Property and equipment, net	50.5	40.9
Deferred income taxes	1.9	2.1
Goodwill	3.1	—
Other non-current assets, net	51.8	52.5

Total assets	$592.1	$510.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$60.7	$46.3
Book overdrafts	11.9	20.2
Cigarette and tobacco taxes payable	61.8	64.0
Accrued liabilities	57.2	59.3
Income taxes payable	5.9	6.0
Deferred income taxes	13.1	13.3

Total current liabilities	210.6	209.1
Long-term debt, net	126.8	59.6
Other tax liabilities	4.2	3.9
Claims liabilities, net of current portion	40.1	41.0
Pension liabilities	11.7	12.2

Total liabilities	393.4	325.8

Commitments and Contingencies
Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 10,074,290 and 9,809,929 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively)	0.1	0.1
Additional paid-in capital	171.2	166.1
Retained earnings	28.2	19.6
Accumulated other comprehensive loss	(0.8)	(1.2)

Total stockholders’ equity	198.7	184.6

Total liabilities and stockholders' equity	$592.1	$510.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$1,345.6	$1,268.1	$2,524.5	$2,347.9
Cost of goods sold	1,271.8	1,195.7	2,386.2	2,212.5

Gross profit	73.8	72.4	138.3	135.4

Warehousing and distribution expenses	36.4	34.2	69.5	65.4
Selling, general and administrative expenses	24.5	25.6	51.7	53.2
Amortization of intangible assets	0.4	0.2	0.7	0.5

Total operating expenses	61.3	60.0	121.9	119.1

Income from operations	12.5	12.4	16.4	16.3
Interest expense, net	0.6	3.0	1.3	6.2
Foreign currency transaction (gains) losses, net	(0.5)	0.3	(0.4)	0.6
Amortization of debt issuance costs	0.1	0.2	0.2	0.5

Income before income taxes	12.3	8.9	15.3	9.0
Provision for income taxes	5.4	3.9	6.7	4.0

Net income	$6.9	$5.0	$8.6	$5.0

Basic income per common share	$0.69	$0.52	$0.87	$0.52
Diluted income per common share	$0.63	$0.48	$0.79	$0.50
Basic weighted average shares	10.0	9.8	9.9	9.8
Diluted weighted average shares	11.0	10.4	10.9	10.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$8.6	$5.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
LIFO and inventory provisions	3.4	3.2
Amortization of stock-based compensation expense	2.2	2.0
Bad debt reserves, net	(0.3)	(0.6)
Depreciation and amortization	5.8	7.2
Foreign currency transaction (gains) losses, net	(0.4)	0.6
Deferred income taxes	(0.2)	(1.1)
Changes in operating assets and liabilities:
Accounts receivable	(25.8)	(13.1)
Other receivables	(1.8)	8.7
Inventories	7.0	(0.4)
Deposits, prepayments and other non-current assets	(8.9)	(9.0)
Accounts payable	14.0	8.9
Cigarette and tobacco taxes payable	(4.2)	8.5
Pension, claims and other accrued liabilities and income taxes payable	(3.6)	(3.2)

Net cash provided by (used in) operating activities	(4.2)	16.7

Cash flows from investing activities:
Restricted cash	(3.6)	(1.1)
Acquisition of business, net of cash acquired	(55.8)	—
Additions to property and equipment, net	(3.8)	(3.4)

Net cash used in investing activities	(63.2)	(4.5)

Cash flows from financing activities:
Borrowings under 2004 revolving credit facility, net	—	14.3
Borrowings under 2005 revolving credit facility, net	67.2	—
Principal payments on long-term debt	—	(15.0)
Cash proceeds from exercise of common stock options and warrants	1.7	—
Excess tax deductions associated with stock-based compensation	1.2	—
Decrease in book overdrafts	(8.3)	(1.7)

Net cash provided by (used in) financing activities	61.8	(2.4)

Effects of changes in foreign exchange rates	(0.3)	(0.5)
Increase (decrease) in cash and cash equivalents	(5.9)	9.3
Cash and cash equivalents, beginning period	30.0	26.2

Cash and cash equivalents, end of period	$24.1	$35.5

Supplemental disclosures:
Cash paid during the period for:
Income Taxes	$5.1	$12.8
Interest	$1.5	$6.3